Exhibit 99.1

BridgeBio Pharma, Inc. Appoints Biotech Trailblazers Brent Saunders and Randy Scott and Renowned Economist Andrew Lo to Board of Directors

PALO ALTO, Calif., – June 24, 2020 (GLOBE NEWSWIRE) – BridgeBio Pharma, Inc. (NASDAQ: BBIO), a clinical-stage biopharmaceutical company focused on genetic diseases, today announced that it has added three new independent directors to its board: former Allergan CEO and biopharma deal-maker, Brent Saunders; genomics pioneer and entrepreneur, Randy Scott, Ph.D.; and renowned economist and BridgeBio co-founder, Andrew Lo, Ph.D.

“We are privileged to welcome these world-class company builders, innovators, and thought leaders to our board where they can help us construct and advance a vast pipeline of meaningful medicines for patients with genetic disease,” said BridgeBio CEO and founder Neil Kumar, Ph.D. “Brent has a remarkable track record of leading companies to growth across many therapeutic areas. Randy is a giant in genomic medicine who has used his entrepreneurial skills to connect genetic information to patients in profound ways. Andrew’s groundbreaking financial engineering work led to the founding of BridgeBio and inspires us to find new ways to accelerate the drug development process. I look forward to working with and learning from these leaders as we seek to discover, develop, and deliver life-changing medicines at scale. It’s day one at BridgeBio, and we are ready to go.”

Brent Saunders

Mr. Saunders will bring his considerable experience to bear as he advises BridgeBio on scaling its business across new product and therapeutic areas, expanding into new geographies, developing commercial expertise, and utilizing new corporate structures.

Mr. Saunders most recently served as chairman, president and chief executive officer of Allergan. In this capacity, he led the company to launch more than 15 products and achieve 9.4% revenue growth until its merger with AbbVie in 2020. He previously served as president and CEO at Actavis, where he led a $15 billion global pharmaceutical business until its merger with Allergan. He initially joined Actavis as part of the company’s acquisition of Forest Laboratories, where he served as president and CEO. Before joining Forest Laboratories, Mr. Saunders served as president and CEO of Bausch & Lomb. Mr. Saunders received his bachelor’s degree in economics and East Asian studies from the University of Pittsburgh, a Juris Doctor degree from Temple University School of Law and his Master of Business Administration from Temple University School of Business.

“I appreciate BridgeBio’s ability to accelerate the development of therapeutics for patients in need and I have been impressed with their unheard-of progress in pipeline growth in such a short time. As the company moves toward potential commercialization of its lead products, I’m eager to bring my experience leading and growing global pharmaceutical companies to help guide BridgeBio in its game-changing efforts,” said Mr. Saunders.

Randy Scott, Ph.D.

Dr. Scott will bring his deep expertise to BridgeBio and advise the company on how best to utilize the broad ecosystem of genomic medicine (beyond the pill) so that a wider universe of patients can be served. BridgeBio’s decentralized business model will also benefit from Dr. Scott’s guidance on developing and maintaining a strong culture of excellence.

Dr. Scott pioneered the introduction of genetics into everyday medical care as the founder of multiple cutting-edge biotech companies. Dr. Scott recently served as chief executive officer and executive chairman at Invitae, a company he co-founded to bring genetic information into routine medical practice. Prior to Invitae, he founded Genomic Health and served as the company’s CEO and later executive chairman – leading the company to develop and launch genomic diagnostic tests for breast, colon, and prostate cancer. Earlier in his career, Dr. Scott served as the president and chief scientific officer for Incyte, one of the first genetic information companies. He co-founded and currently serves as chairman of Genome Medical, a telegenomics-based clinical care company. Dr. Scott earned his bachelor’s degree in chemistry from Emporia State University and his doctorate in biochemistry from the University of Kansas.

“For the last 30 years, I’ve focused on building genomics companies to better understand the fundamental basis of human disease and improve the quality of treatment decisions through genomic diagnosis. It is with great excitement that I now join the BridgeBio board to take the next step in bringing multiple therapies for genetic disorders to market,” said Dr. Scott. “Genetic disorders are much more common than previously thought, and BridgeBio has the unique opportunity to efficiently bring multiple life-saving products to the clinic at an accelerating pace. With my experience in building and scaling companies, I plan to focus on helping the BridgeBio team to scale the organization and build a world-class pharmaceutical company focused on solving genetic disease.”

Andrew Lo, Ph.D.

Dr. Lo brings his vast knowledge and understanding of economics and financial engineering to BridgeBio and will advise the company on how to continue accessing financing from a range of markets to broaden its work for patients and pursue more groundbreaking scientific innovation. As a famously innovative and iconoclastic thinker, he will also challenge the company to continue to innovate in areas as diverse as R&D process, clinical trial statistics, and talent management.

Dr. Lo is the Charles E. and Susan T. Harris Professor at the MIT Sloan School of Management, director of the MIT Laboratory for Financial Engineering, a principal investigator at the MIT Computer Science and Artificial Intelligence Laboratory, and an affiliated faculty member of the MIT Department of Electrical Engineering and Computer Science. His research spans several areas of financial economics, but his most recent focus is on developing new statistical tools for predicting clinical trial outcomes, incorporating patient preferences into the drug approval process and accelerating biomedical innovation through novel financing structures. His work formed the foundation for BridgeBio’s business model, and he is one of the company’s co-founders. Dr. Lo earned his bachelor’s degree in economics from Yale University and a master’s degree and doctorate in economics from Harvard University.

“It’s remarkable to see the significant progress that BridgeBio has made in the five years since its founding to develop new medicines for genetically driven diseases,” said Dr. Lo. “I’m excited and honored to join the BridgeBio board and look forward to contributing in whatever ways I can to help them bring new therapies to patients who have no other alternatives.”

About BridgeBio Pharma

BridgeBio is a team of experienced drug discoverers, developers and innovators working to create life-altering medicines that target well-characterized genetic diseases at their source. BridgeBio was founded in 2015 to identify and advance transformative medicines to treat patients who suffer from Mendelian diseases, which are diseases that arise from defects in a single gene, and cancers with clear genetic drivers. BridgeBio’s pipeline of over 20 development programs includes product candidates ranging from early discovery to late-stage development. For more information, please visit bridgebio.com.

Contact:

Grace Rauh

BridgeBio Pharma, Inc.

Grace.rauh@bridgebio.com

(917) 232-5478

Source: BridgeBio Pharma, Inc.